EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN THIRD QUARTER

EARNINGS, NET INTEREST MARGIN GROWTH AND STABLE ASSET QUALITY

WAYNE, NJ – October 21, 2010 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2010 of $32.6 million, $0.20 per diluted common share, as compared to the third quarter of 2009 earnings of $25.6 million, after $6.0 million in dividends and accretion on Valley preferred stock, or $0.17 per diluted common share.

Gerald H. Lipkin, Chairman, President and CEO commented that, “During the third quarter, we continued to combat a slow-growth, low-rate environment that has impacted new loan demand. In the face of these challenges, we were able to produce strong third quarter 2010 results and expand our net interest margin, while increasing our allowance for credit losses as a percentage of loans. Although our non-accrual loans modestly increased during the quarter, Valley’s overall credit quality, a hallmark of our institution, remains both stable and better than many of our competitors.”

Third Quarter 2010 Performance Highlights

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Increased Net Interest Margin: Net interest margin on a tax equivalent basis was 3.78 percent in the third quarter of 2010 versus 3.72 percent in the second quarter of 2010 and 3.61 percent in the third quarter of 2009.

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Stable Asset Quality: Total loans past due 30 days or more on our entire loan portfolio of $9.4 billion were 1.70 percent at September 30, 2010 compared to 1.71 percent at June 30, 2010. Our commercial real estate loan portfolio had loans past due 30 days or more totaling 1.13 percent at September 30, 2010 as compared to 1.12 percent at June 30, 2010. The residential mortgage and home equity loan portfolios totaling nearly 22,000 individual loans had only 248 loans past due 30 days or more at September 30, 2010. At September 30, 2010, the residential mortgage and home equity loan delinquencies totaled $44.5 million, or 1.84 percent of $2.4 billion in total loans within these categories. See “Credit Quality” section below for more details.

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Lower Provision for Credit Losses: The provision for credit losses totaled $9.3 million for the third quarter of 2010 as compared to $12.4 million for the second quarter of 2010 and $12.7 million for the third quarter of 2009. Net loan charge-offs were $3.2 million lower than the provision for credit losses during the third quarter of 2010. Net loan charge-offs increased $880 thousand from the second quarter of 2010 mainly due to a lower level of loan recoveries.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

At September 30, 2010, our allowance for credit losses as a percentage of non-covered loans was 1.28 percent as compared to 1.24 percent at June 30, 2010.

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Strong Commercial Loan Growth in a Difficult Lending Environment: Commercial and Industrial loans increased $63.9 million, or 14.5 percent on an annualized basis during the third quarter of 2010 from the second quarter of 2010 mainly due to higher line of credit usage by our existing customers in our New York metropolitan markets. Overall, total loans remained unchanged at $9.4 billion at September 30, 2010 compared to June 30, 2010.

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Residential Mortgage Loan Activity: We originated over $280 million in new and refinanced residential mortgage loans during the three months ended September 30, 2010. Our residential volumes increased as compared to the second quarter of 2010 due to the continued low level of interest rates and our very successful $499 refinance program. Additionally, we transferred $83 million in conforming residential mortgage loans to loans held for sale during the third quarter of 2010 upon management’s decision to sell such loans to Fannie Mae. Management believes these loans with 15 and 20 year fixed terms and an aggregate weighted average interest rate of 5.22 percent are likely to refinance in the near term due to the current low interest rate environment. The sale closed in October 2010 and resulted in a pre-tax gain of approximately $3.9 million which will be recognized in the fourth quarter of 2010.

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Investments: No impairment charges were recognized on securities in earnings during the third quarter of 2010, as compared to $2.0 million in the second quarter of 2010 and $743 thousand during the third quarter of 2009.

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Trading Mark to Market Impact on Earnings: Net income for the third quarter of 2010 included net trading losses totaling $2.6 million ($0.01 per common share). These trading losses consisted of $2.1 million and $517 thousand in non-cash mark to market losses on our junior subordinated (“trust preferred”) debentures carried at fair value, and the fair value of our trading securities portfolio, respectively. The third quarter of 2009 included net trading losses of $3.5 million ($0.01 per common share) mainly due to change in market value of the trust preferred debentures.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $119.2 million for the third quarter of 2010, a $786 thousand increase from the second quarter of 2010 and an increase of $2.8 million from the third quarter of 2009. The linked quarter increase was primarily due to lower interest expense caused by maturing high cost time deposits and higher interest income from loans caused, in part, by discount accretion recognized on pooled loans acquired in the FDIC-assisted acquisitions of LibertyPointe Bank and The Park Avenue Bank in the first quarter of 2010, partially offset by lower rates on taxable investments purchased and a decline in average loans during the third quarter of 2010.

The net interest margin on a tax equivalent basis was 3.78 percent for the third quarter of 2010, an increase of 17 basis points from the third quarter of 2009, and an increase of 6 basis points from 3.72 percent for the linked quarter ended June 30, 2010. The yield on average interest earning assets increased by 4 basis points on a linked quarter basis mainly due to a 10 basis point increase in the yield on average loans resulting mainly from accretion recognized on pooled loans, partially offset by a 21 basis point decline in taxable investments as principal paydowns and interest on higher yielding investments are reinvested primarily in lower yielding securities and non-taxable investments. The cost of average interest bearing liabilities declined three basis points from the second quarter of 2010 mainly due to a three basis point decrease in the cost of average time deposits caused by run-off of higher cost deposits, and a two basis point decline in the cost of average savings, NOW, and money market accounts resulting mostly from a change in the mix of the balances outstanding in these products. Our cost of total deposits was 0.76 percent for the third quarter of 2010 compared to 0.81 percent for the three months ended June 30, 2010.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

Credit Quality

Total loan delinquencies as a percent of total loans were 1.70 percent at September 30, 2010 as compared to 1.71 percent at June 30, 2010 and 1.60 percent at September 30, 2009. With a loan portfolio totaling approximately $9.4 billion, net loan charge-offs for the third quarter of 2010 were $6.1 million compared to $5.2 million for the second quarter of 2010, and $10.0 million for the third quarter of 2009.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at September 30, 2010, June 30, 2010 and December 31, 2009:

	September 30, 2010		June 30, 2010		December 31, 2009
	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category
Non-Covered Loan Category:	($ in thousands)

Commercial and Industrial loans*	$55,346	3.03%	$55,662	3.16%	$50,932	2.83%

Mortgage:
Construction	14,485	3.29%	15,000	3.43%	15,263	3.47%
Residential mortgage	8,196	0.43%	6,412	0.34%	5,397	0.28%
Commercial real estate	15,980	0.47%	15,097	0.44%	10,253	0.29%

Total mortgage loans	38,661	0.67%	36,509	0.63%	30,913	0.53%

Consumer:
Home equity	1,628	0.31%	1,667	0.31%	1,680	0.30%
Other consumer	11,952	1.24%	11,649	1.23%	13,800	1.23%

Total consumer loans	13,580	0.91%	13,316	0.89%	15,480	0.92%

Unallocated	8,128	NA	7,017	NA	6,330	NA

	$115,715	1.28%	$112,504	1.24%	$103,655	1.11%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $112.1 million, or 1.18 percent of loans and NPAs at September 30, 2010 compared to $109.8 million, or 1.15 percent of loans and NPAs at June 30, 2010.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

The increase was mainly due to non-accrual loans which increased to $105.6 million at September 30, 2010 as compared to $103.5 million at June 30, 2010. Although the timing of collection is uncertain, management believes most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $115.3 million at September 30, 2010 and had $14.0 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $6.5 million at September 30, 2010 as compared to $6.3 million at June 30, 2010.

Loans past due 90 days or more and still accruing decreased to $4.4 million, or 0.05 percent of total loans at September 30, 2010 compared to $6.1 million, or 0.06 percent at June 30, 2010 primarily due to a $1.5 million decrease in construction loans within this delinquency category.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual, are restructured loans to customers experiencing financial difficulties where a concession has been granted. All loan modifications are made on a case-by-case basis. However, we typically lower the monthly payments on such loans through either a reduction in interest rate, an extension of the maturity date, or a combination of these two methods. At September 30, 2010, accruing troubled debt restructured loans, that are performing in accordance with their modified terms, consisted of 17 loans (primarily in the commercial and industrial loan and mortgage loan portfolios) totaling $48.2 million as compared to the same 17 loans totaling $48.0 million at June 30, 2010. On an aggregate basis, the $48.2 million in restructured loans at September 30, 2010 had a weighted average modified interest rate of approximately 4.6 percent.

Loans and Deposits

Total loans remained unchanged at $9.4 billion at September 30, 2010 as compared to June 30, 2010 despite the transfer of approximately $83 million in residential mortgage loans to loans held for sale during the third quarter of 2010.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $9.0 million to approximately $9.1 billion at September 30, 2010 from June 30, 2010. The linked quarter increase was mainly comprised of increases in commercial and industrial, and automobile loans of $63.9 million and $11.0 million, respectively, partially offset by decreases of $38.1 million, $21.0 million, and $14.4 million in commercial real estate, residential mortgage, and home equity, respectively. The commercial and industrial loan portfolio increased by approximately 14.5 percent during the third quarter of 2010 mainly due to an increase in loan demand from our New York City customers, including higher existing line of credit usage by customers. Automobile loans increased mainly due to the purchase of approximately $37 million in prime indirect auto loans during the third quarter of 2010. Commercial real estate loans continued to decline during 2010 due to the economic conditions and a lack of new quality loan opportunities. Home equity loans declined quarter over quarter as many borrowers continue to refinance their first mortgages at historically low rates and roll home equity balances into the new mortgage and customer line usage declined over concerns about the economy.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $377.0 million at September 30, 2010 as compared to $385.3 million at June 30, 2010. These loans are accounted for on a pool basis, and the pools are considered to be performing loans.

We may experience declines in the loan portfolio during the remainder of 2010 and beyond due to a slow economic recovery cycle, increased competition for quality borrowers, or a change in asset/liability management strategy.

Deposits. Total deposits decreased $151.7 million to approximately $9.3 billion at September 30, 2010 from June 30, 2010 as we continue to keep interest rates low on most interest bearing deposit products in response to the low level of loan demand caused by the economy. During the quarter ended September 30, 2010, time deposits declined $211.0 million due to run-off of higher cost maturing certificates of deposit. However, savings, NOW, and money market deposits increased $66.8 million as compared to June 30, 2010 largely due to higher municipal deposit balances.

Non-Interest Income

Third quarter of 2010 compared with third quarter of 2009

Non-interest income totaled $17.3 million for the three months ended September 30, 2010 and remained relatively unchanged from the same period one year ago. However, net gains on sales of loans decreased $1.1 million to $1.5 million for the quarter ended September 30, 2010 mainly due to lower sales volume during the quarter. Net impairment losses on securities decreased $743 thousand as compared to the third quarter of 2009 as no credit impairment losses on securities were recognized during the quarter ended September 30, 2010.

Third quarter of 2010 compared with second quarter of 2010

Non-interest income decreased $5.1 million or 22.9 percent to $17.3 million for the quarter ended September 30, 2010 from $22.5 million for the linked quarter. Net gains on securities transactions decreased $3.5 million to $112 thousand in the third quarter, primarily due to the gain recognized on the sale of $73.9 million in U.S. Treasury securities during the second quarter of 2010. Net trading losses increased $3.5 million to $2.6 million from a net trading gain of $838 thousand in the second quarter of 2010. The decrease in net trading gains was mainly due to the negative impact of the change in the fair value of our junior subordinated debentures carried at fair value as compared to the linked quarter. The above decreases were partially offset by a $2.0 million decline in net impairment losses on securities as compared to the second quarter of 2010 as no credit impairment losses on securities were recognized during the quarter ended September 30, 2010.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

Non-Interest Expense

Third quarter of 2010 compared with third quarter of 2009

Non-interest expense increased $5.1 million or 6.84 percent to $78.9 million for the quarter ended September 30, 2010 from $73.8 million for the same quarter of 2009. Salary and employee benefits expense, and net occupancy and equipment expense increased $3.1 million and $789 thousand, respectively, in part, due to additional expenses related to the FDIC-assisted transactions in March 2010, as well as from de novo branch openings over the twelve month period ended September 30, 2010. Amortization of other intangible assets increased $892 thousand as compared to the quarter ended September 30, 2009 mainly due to $150 thousand of additional amortization expense related to core deposit intangibles acquired in the FDIC-assisted transactions in March 2010 and the recognition of a $810 thousand impairment charge on certain loan servicing rights in the third quarter of 2010 as compared to a $32 thousand recovery during the third quarter of 2009. Professional and legal fees increased $404 thousand due to general increases caused by the FDIC-assisted transactions and other corporate matters.

Third quarter of 2010 compared with second quarter of 2010

Non-interest expense decreased by $1.0 million from $79.9 million for the linked quarter ended June 30, 2010, mainly due to a decrease in net occupancy and equipment expense of $847 thousand. This decline was primarily due to a full quarter of expense reductions related to the closure of five of seven branches acquired in FDIC-assisted transactions in the second quarter of 2010.

Income Tax Expense

Income tax expense was $14.2 million and $14.0 million for the third quarter of 2010 and 2009, respectively. The effective tax rate for both periods was relatively unchanged at 30.3 percent for the three months ended September 30, 2010 compared to 30.6 percent for the same period of 2009.

Income tax expense was $40.4 million and $36.7 million for the nine months ended September 30, 2010 and 2009, respectively. However, the effective tax rate for both periods was relatively unchanged at 30.3 percent for the nine months ended September 30, 2010 compared to 30.4 percent for the same period of 2009. For the remainder of 2010, we anticipate that our effective tax rate will approximate 30 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 200 branches in 135 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy, in particular in New Jersey and the New York Metropolitan area;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions may disrupt our business;

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	we may be unable to adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of the LibertyPointe Bank and The Park Avenue Bank acquisitions will not be fully realized;

Valley National Bancorp (NYSE: VLY)

2010 Third Quarter Earnings

October 21, 2010

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expected cost synergies and other benefits from our acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters may arise; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
FINANCIAL DATA:
Net interest income	$117,734	$117,026	$115,068	$349,611	$337,745
Net interest income - FTE (3)	119,213	118,427	116,371	353,863	341,619
Non-interest income (2)	17,328	22,476	17,078	55,481	47,674
Non-interest expense	78,947	79,973	73,892	237,274	228,944
Income tax expense	14,168	14,081	13,950	40,449	36,745
Net income	32,639	33,010	31,582	93,012	83,963
Dividends on preferred stock and accretion	—	—	5,983	—	15,996
Net income available to common stockholders	32,639	33,010	25,599	93,012	67,967
Weighted average number of common shares outstanding: (4)
Basic	161,121,214	160,961,240	152,305,288	160,959,399	150,033,851
Diluted	161,122,351	160,965,366	152,305,671	160,960,742	150,034,407
Per common share data: (4)
Basic earnings	$0.20	$0.21	$0.17	$0.58	$0.45
Diluted earnings	0.20	0.21	0.17	0.58	0.45
Cash dividends declared	0.18	0.18	0.18	0.54	0.54
Book value	7.93	7.88	7.65	7.93	7.65
Tangible book value (1)	5.84	5.81	5.59	5.84	5.59
Tangible common equity to tangible assets (1)	6.84%	6.78%	6.23%	6.84%	6.23%
Closing stock price - high	$14.88	$15.95	$12.91	$15.95	$18.01
Closing stock price - low	12.42	13.62	10.39	12.42	7.98

CORE ADJUSTED FINANCIAL DATA: (1)
Net income available to common stockholders, as adjusted	$32,639	$34,292	$26,064	$95,917	$71,313
Basic earnings per share, as adjusted	0.20	0.21	0.17	0.60	0.48
Diluted earnings per share, as adjusted	0.20	0.21	0.17	0.60	0.48
FINANCIAL RATIOS:
Net interest margin	3.73%	3.68%	3.57%	3.67%	3.45%
Net interest margin - FTE (3)	3.78	3.72	3.61	3.72	3.49
Annualized return on average assets	0.93	0.93	0.89	0.88	0.78
Annualized return on average shareholders’ equity	10.24	10.44	9.35	9.80	8.24
Annualized return on average tangible shareholders’ equity (1)	13.86	14.16	12.25	13.26	10.77
Efficiency ratio (5)	58.45	57.33	55.92	58.57	59.40

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.93%	0.97%	0.91%	0.91%	0.82%
Annualized return on average shareholders’ equity, as adjusted	10.24	10.85	9.48	10.11	8.56
Annualized return on avg tangible shareholders’ equity, as adj	13.86	14.71	12.43	13.67	11.20
Efficiency ratio, as adjusted	58.45	56.50	55.60	57.91	58.59

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,050,659	$14,200,681	$14,133,543	$14,125,719	$14,271,759
Interest earning assets	12,615,556	12,737,298	12,876,771	12,699,554	13,038,485
Loans	9,474,723	9,544,364	9,581,388	9,480,609	9,787,331
Interest bearing liabilities	10,302,898	10,430,980	10,413,440	10,413,462	10,583,670
Deposits	9,454,380	9,612,818	9,341,766	9,523,414	9,363,356
Shareholders’ equity	1,274,742	1,264,633	1,351,745	1,264,926	1,359,440

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
BALANCE SHEET ITEMS:
Assets	$14,087,611	$14,112,481	$14,284,153	$14,231,870
Total loans	9,431,697	9,430,976	9,370,071	9,511,413
Non-covered loans	9,054,661	9,045,650	9,370,071	9,511,413
Deposits	9,268,703	9,420,421	9,547,285	9,442,471
Shareholders’ equity	1,278,019	1,268,667	1,252,854	1,284,102

CAPITAL RATIOS:
Tier 1 leverage ratio	8.27%	8.16%	8.14%	8.46%
Risk-based capital - Tier 1	10.73	10.72	10.64	10.77
Risk-based capital - Total Capital	12.77	12.74	12.54	12.66

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2010	2010	2009	2010	2009
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$112,504	$105,283	$102,317	$103,655	$94,738
Loans charged-off:
Commercial and industrial	(3,223)	(1,978)	(5,302)	(13,882)	(11,886)
Construction	(5)	—	—	(424)	—
Residential mortgage	(844)	(1,632)	(1,008)	(3,011)	(1,757)
Commercial real estate	(307)	(760)	(177)	(1,723)	(302)
Consumer	(2,485)	(2,515)	(4,324)	(8,873)	(14,109)

	(6,864)	(6,885)	(10,811)	(27,913)	(28,054)

Charged-off loans recovered:
Commercial and industrial	187	768	100	3,317	226
Construction	—	—	—	—	—
Residential mortgage	28	47	16	80	28
Commercial real estate	19	26	15	139	45
Consumer	533	827	695	2,080	2,304

	767	1,668	826	5,616	2,603

Net charge-offs	(6,097)	(5,217)	(9,985)	(22,297)	(25,451)
Provision charged for credit losses	9,308	12,438	12,722	34,357	35,767

Ending balance - Allowance for credit losses	$115,715	$112,504	$105,054	$115,715	$105,054

Components of allowance for credit losses:
Allowance for loan losses	$113,786	$110,645	$103,446	$113,786	$103,446
Reserve for unfunded letters of credit	1,929	1,859	1,608	1,929	1,608

Allowance for credit losses	$115,715	$112,504	$105,054	$115,715	$105,054

Components of provision for credit losses:
Provision for loan losses	$9,238	$12,376	$12,671	$34,093	$35,653
Provision for unfunded letters of credit	70	62	51	264	114

Provision for credit losses	$9,308	$12,438	$12,722	$34,357	$35,767

Annualized ratio of net charge-offs to average loans outstanding	0.26%	0.22%	0.42%	0.31%	0.35%
Allowance for loan losses as a % of non-covered loans	1.26	1.22	1.09	1.26	1.09
Allowance for credit losses as a % of non-covered loans	1.28	1.24	1.10	1.28	1.10

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	($ in thousands)
ASSET QUALITY: (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$9,917	$14,262	$11,949	$11,552
Construction	3,750	5,810	1,834	—
Residential mortgage	13,426	8,421	12,462	11,425
Commercial real estate	7,281	6,001	4,539	11,659
Consumer	15,937	17,088	22,835	20,883

Total 30 to 89 days past due	50,311	51,582	53,619	55,519
90 or more days past due:
Commercial and industrial	722	502	2,191	2,329
Construction	—	1,507	—	2,795
Residential mortgage	1,297	1,676	1,421	13,034
Commercial real estate	1,424	1,608	250	2,563
Consumer	924	786	1,263	2,373

Total 90 or more days past due	4,367	6,079	5,125	23,094

Total accruing past due loans	$54,678	$57,661	$58,744	$78,613

Non-accrual loans:
Commercial and industrial	$16,967	$16,240	$17,424	$18,375
Construction	29,535	28,581	19,905	19,093
Residential mortgage	27,198	25,916	22,922	13,599
Commercial real estate	29,833	30,798	29,844	22,191
Consumer	2,069	1,975	1,869	787

Total non-accrual loans	105,602	103,510	91,964	74,045
Other real estate owned (7)	4,698	4,633	3,869	3,816
Other repossessed assets	1,849	1,666	2,565	4,931

Total non-performing assets (“NPAs”)	$112,149	$109,809	$98,398	$82,792

Troubled debt restructured loans (performing)	$48,229	$47,959	$19,072	$19,406
Total non-accrual loans as a % of loans	1.12%	1.10%	0.98%	0.78%
Total NPAs as a % of loans and NPAs	1.18	1.15	1.04	0.86
Total accruing past due and non-accrual loans as a % of loans (7)	1.70	1.71	1.61	1.60
Allowance for loan losses as a % of non-accrual loans	107.75	106.89	110.90	139.71

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
Tangible book value per common share:
Common shares outstanding	161,123,404	160,973,896	155,053,584	161,123,404	155,053,584

Shareholders’ equity	$1,278,019	$1,268,667	$1,284,102	$1,278,019	$1,284,102
Less: Preferred stock	—	—	(97,625)	—	(97,625)
Less: Goodwill and other intangible assets	(337,431)	(333,836)	(320,063)	(337,431)	(320,063)

Tangible shareholders’ equity	$940,588	$934,831	$866,414	$940,588	$866,414
Tangible book value	5.84	5.81	5.59	5.84	5.59

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
($ in thousands, except for share data)	2010	2010	2009	2010	2009
Annualized return on average tangible equity:
Net income	$32,639	$33,010	$31,582	$93,012	$83,963

Average shareholders’ equity	1,274,742	1,264,633	1,351,745	1,264,926	1,359,440
Less: Average goodwill and other intangible assets	(333,091)	(332,273)	(320,284)	(329,647)	(319,720)

Average tangible shareholders’ equity	$941,651	$932,360	$1,031,461	$935,279	$1,039,720
Annualized return on average tangible shareholders’ equity	13.86%	14.16%	12.25%	13.26%	10.77%
Adjusted net income available to common stockholders:
Net income, as reported	$32,639	$33,010	$31,582	$93,012	$83,963
Net impairment losses on securities recognized in earnings (net of tax)	—	1,282	465	2,905	3,346

Net income, as adjusted	32,639	34,292	32,047	95,917	87,309
Dividends on preferred stock and accretion	—	—	5,983	—	15,996

Net income available to common stockholders, as adjusted	$32,639	$34,292	$26,064	$95,917	$71,313
Adjusted per common share data:
Net income available to common stockholders, as adjusted	$32,639	$34,292	$26,064	$95,917	$71,313
Average number of basic shares outstanding	161,121,214	160,961,240	152,305,288	160,959,399	150,033,851
Basic earnings, as adjusted	$0.20	$0.21	$0.17	$0.60	$0.48
Average number of diluted shares outstanding	161,122,351	160,965,366	152,305,671	160,960,742	150,034,407
Diluted earnings, as adjusted	$0.20	$0.21	$0.17	$0.60	$0.48
Adjusted annualized return on average assets:
Net income, as adjusted	$32,639	$34,292	$32,047	$95,917	$87,309
Average assets	$14,050,659	$14,200,681	$14,133,543	14,125,719	14,271,759
Annualized return on average assets, as adjusted	0.93%	0.97%	0.91%	0.91%	0.82%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$32,639	$34,292	$32,047	$95,917	$87,309
Average shareholders’ equity	1,274,742	1,264,633	1,351,745	1,264,926	1,359,440
Annualized return on average shareholders’ equity, as adjusted	10.24%	10.85%	9.48%	10.11%	8.56%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$32,639	$34,292	$32,047	$95,917	$87,309
Average tangible shareholders’ equity	941,651	932,360	1,031,461	935,279	1,039,720
Annualized ret. on avg. tangible shareholders’ equity, as adjusted	13.86%	14.71%	12.43%	13.67%	11.20%
Adjusted efficiency ratio:
Non-interest expense	$78,947	$79,973	$73,892	$237,274	$228,944

Net interest income	117,734	117,026	115,068	349,611	337,745
Non-interest income	17,328	22,476	17,078	55,481	47,674
Add: Net impairment losses on securities recognized in earnings	—	2,049	743	4,642	5,348

Gross operating income, as adjusted	$135,062	$141,551	$132,889	$409,734	$390,767
Efficiency ratio, as adjusted	58.45%	56.50%	55.60%	57.91%	58.59%
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$940,588	$934,831	$866,414	$940,588	$866,414

Total assets	14,087,611	14,112,481	14,231,870	14,087,611	14,231,870
Less: Goodwill and other intangible assets	(337,431)	(333,836)	(320,063)	(337,431)	(320,063)

Tangible assets	$13,750,180	$13,778,645	$13,911,807	$13,750,180	$13,911,807
Tangible common equity to tangible assets	6.84%	6.78%	6.23%	6.84%	6.23%
(2) Non-interest income includes net trading (losses) gains:
Trading securities	$(517)	$(581)	$(648)	$(862)	$4,618
Junior subordinated debentures	(2,110)	1,419	(2,826)	(3,957)	(13,504)

Total trading (losses) gains, net	$(2,627)	$838	$(3,474)	$(4,819)	$(8,886)

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend issued on May 21, 2010.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. Fair value of these loans as of acquisition includes estimates of credit losses. These loans are accounted for on a pool basis, and the pools are considered to be performing.
(7)	Excludes OREOs that is related to the Liberty Pointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $12.5 million at September 30, 2010, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	September 30, 2010	December 31, 2009
Assets
Cash and due from banks	$256,194	$305,678
Interest bearing deposits with banks	4,677	355,659
Investment securities:
Held to maturity, fair value of $1,766,179 at September 30, 2010 and $1,548,006 at December 31, 2009	1,776,856	1,584,388
Available for sale	1,089,603	1,352,481
Trading securities	32,088	32,950

Total investment securities	2,898,547	2,969,819

Loans held for sale (includes fair value of $25,293 at September 30, 2010 and $25,492 at December 31, 2009 for loans originated for sale)	108,455	25,492
Non-covered loans	9,054,661	9,370,071
Less: Allowance for loan losses	(113,786)	(101,990)
Covered loans	377,036	—

Net loans	9,317,911	9,268,081

Premises and equipment, net	265,661	266,401
Bank owned life insurance	307,709	304,031
Accrued interest receivable	61,643	56,245
Due from customers on acceptances outstanding	6,023	6,985
FDIC loss-share receivable	109,682	—
Goodwill	315,975	296,424
Other intangible assets, net	21,456	24,305
Other assets	413,678	405,033

Total Assets	$14,087,611	$14,284,153

Liabilities
Deposits:
Non-interest bearing	$2,461,532	$2,420,006
Interest bearing:
Savings, NOW and money market	4,131,273	4,044,912
Time	2,675,898	3,082,367

Total deposits	9,268,703	9,547,285

Short-term borrowings	331,265	216,147
Long-term borrowings	2,884,547	2,946,320
Junior subordinated debentures issued to capital trusts (includes fair value of $159,850 at September 30, 2010 and $155,893 at December 31, 2009 for VNB Capital Trust I)	185,055	181,150
Bank acceptances outstanding	6,023	6,985
Accrued expenses and other liabilities	133,999	133,412

Total Liabilities	12,809,592	13,031,299

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 210,451,912 shares; issued 162,058,055 shares at September 30, 2010 and 162,042,502 shares at December 31, 2009	57,067	54,293
Surplus	1,178,720	1,178,992
Retained earnings	74,733	73,592
Accumulated other comprehensive loss	(9,843)	(19,816)
Treasury stock, at cost (934,651 common shares at September 30, 2010 and 1,405,204 common shares at December 31, 2009)	(22,658)	(34,207)

Total Shareholders’ Equity	1,278,019	1,252,854

Total Liabilities and Shareholders’ Equity	$14,087,611	$14,284,153

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$137,742	$139,506	$409,531	$424,719
Interest and dividends on investment securities:
Taxable	28,361	32,670	88,861	102,162
Tax-exempt	2,743	2,414	7,886	7,175
Dividends	1,679	2,493	5,153	6,475
Interest on federal funds sold and other short-term investments	61	198	291	646

Total interest income	170,586	177,281	511,722	541,177

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,711	6,638	14,384	18,321
Time	13,233	19,833	43,551	76,118
Interest on short-term borrowings	334	487	995	3,617
Interest on long-term borrowings and junior subordinated debentures	34,574	35,255	103,181	105,376

Total interest expense	52,852	62,213	162,111	203,432

Net Interest Income	117,734	115,068	349,611	337,745
Provision for credit losses	9,308	12,722	34,357	35,767

Net Interest Income After Provision for Credit Losses	108,426	102,346	315,254	301,978

Non-Interest Income
Trust and investment services	1,930	1,811	5,752	5,048
Insurance commissions	2,561	2,504	8,417	8,074
Service charges on deposit accounts	6,562	6,871	19,487	20,071
Gains (losses) on securities transactions, net	112	(5)	4,631	246
Other-than-temporary impairment losses on securities	—	—	(1,393)	(5,905)
Portion recognized in other comprehensive income (pre-tax)	—	(743)	(3,249)	557

Net impairment losses on securities recognized in earnings	—	(743)	(4,642)	(5,348)
Trading losses, net	(2,627)	(3,474)	(4,819)	(8,886)
Fees from loan servicing	1,187	1,216	3,634	3,585
Gains on sales of loans, net	1,548	2,699	5,087	7,275
Gains on sales of assets, net	78	128	382	477
Bank owned life insurance	1,697	1,421	5,008	4,189
Other	4,280	4,650	12,544	12,943

Total non-interest income	17,328	17,078	55,481	47,674

Non-Interest Expense
Salary and employee benefits expense	43,566	40,490	130,774	121,542
Net occupancy and equipment expense	15,241	14,452	47,270	44,347
FDIC insurance assessment	3,497	3,355	10,473	16,786
Amortization of other intangible assets	2,602	1,710	6,747	5,537
Professional and legal fees	2,460	2,056	7,192	6,295
Advertising	826	701	2,849	1,868
Other	10,755	11,128	31,969	32,569

Total non-interest expense	78,947	73,892	237,274	228,944

Income Before Income Taxes	46,807	45,532	133,461	120,708
Income tax expense	14,168	13,950	40,449	36,745

Net Income	32,639	31,582	93,012	83,963
Dividends on preferred stock and accretion	—	5,983	—	15,996

Net Income Available to Common Stockholders	$32,639	$25,599	$93,012	$67,967

Earnings Per Common Share*:
Basic	$0.20	$0.17	$0.58	$0.45
Diluted	0.20	0.17	0.58	0.45
Cash Dividends Declared per Common Share*	0.18	0.18	0.54	0.54
Weighted Average Number of Common Shares Outstanding*:
Basic	161,121,214	152,305,288	160,959,399	150,033,851
Diluted	161,122,351	152,305,671	160,960,742	150,034,407

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

Valley National Bancorp

Loan Portfolio

(in thousands)

	As Of
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Non-covered Loans:
Commercial and industrial loans	$1,824,014	$1,760,071	$1,765,431	$1,801,251	$1,804,822

Mortgage:
Construction	440,929	437,115	433,999	440,046	446,662
Residential mortgage	1,890,439	1,911,466	1,893,279	1,943,249	2,011,532
Commercial real estate	3,406,089	3,444,169	3,483,378	3,500,419	3,473,628

Total Mortgage Loans	5,737,457	5,792,750	5,810,656	5,883,714	5,931,822

Consumer Loans:
Home Equity	531,168	545,607	553,951	566,303	575,332
Credit Card	9,462	9,571	9,526	10,025	9,916
Automobile	877,298	866,313	934,118	1,029,958	1,114,070
Other Consumer	75,262	71,338	70,988	78,820	75,451

Total Consumer Loans	1,493,190	1,492,829	1,568,583	1,685,106	1,774,769

Total non-covered loans	9,054,661	9,045,650	9,144,670	9,370,071	9,511,413

Covered Loans *	377,036	385,326	425,042	—	—

Total Loans	$9,431,697	$9,430,976	$9,569,712	$9,370,071	$9,511,413

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 09/30/2010			Quarter End - 06/30/2010			Quarter End - 03/31/2010			Quarter End - 12/31/2009			Quarter End - 9/30/2009
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,474,723	$137,744	5.82%	$9,544,364	$136,422	5.72%	$9,422,162	$135,371	5.75%	$9,464,300	$136,536	5.77%	$9,581,388	$139,509	5.82%
Taxable investments (3)	2,610,933	30,040	4.60%	2,670,495	32,094	4.81%	2,720,110	31,880	4.69%	2,752,892	31,668	4.60%	2,731,907	35,163	5.15%
Tax-exempt investments (1)(3)	433,559	4,219	3.89%	415,978	3,996	3.84%	371,234	3,917	4.22%	328,375	3,857	4.70%	262,016	3,714	5.67%
Federal funds sold and other interest bearing deposits	96,341	61	0.25%	106,461	76	0.29%	233,750	154	0.26%	463,690	299	0.26%	301,460	198	0.26%

Total interest earning assets	12,615,556	172,064	5.46%	12,737,298	172,588	5.42%	12,747,256	171,322	5.38%	13,009,257	172,360	5.30%	12,876,771	178,584	5.55%

Other assets	1,435,103			1,463,383			1,379,392			1,287,089			1,256,772

Total assets	$14,050,659			$14,200,681			$14,126,648			$14,296,346			$14,133,543

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,270,386	$4,711	0.44%	$4,144,113	$4,813	0.46%	$4,071,641	$4,860	0.48%	$4,111,471	$6,573	0.64%	$3,961,327	$6,638	0.67%
Time deposits	2,761,018	13,233	1.92%	3,026,929	14,720	1.95%	3,116,322	15,598	2.00%	3,135,131	17,285	2.21%	3,111,150	19,833	2.55%
Short-term borrowings	198,938	334	0.67%	179,677	330	0.73%	192,498	331	0.69%	215,019	409	0.76%	198,459	487	0.98%
Long-term borrowings (4)	3,072,556	34,574	4.50%	3,080,261	34,298	4.45%	3,128,309	34,309	4.39%	3,130,498	35,171	4.49%	3,142,504	35,255	4.49%

Total interest bearing liabilities	10,302,898	52,852	2.05%	10,430,980	54,161	2.08%	10,508,770	55,098	2.10%	10,592,119	59,438	2.24%	10,413,440	62,213	2.39%

Non-interest bearing deposits	2,422,976			2,441,776			2,315,621			2,318,841			2,269,289
Other liabilities	50,043			63,292			47,068			92,006			99,069
Shareholders’ equity	1,274,742			1,264,633			1,255,189			1,293,380			1,351,745

Total liabilities and shareholders’ equity	$14,050,659			$14,200,681			$14,126,648			$14,296,346			$14,133,543

Net interest income/interest rate spread (5)		$119,212	3.41%		$118,427	3.34%		$116,224	3.28%		$112,922	3.05%		$116,371	3.16%
Tax equivalent adjustment		(1,478)			(1,401)			(1,373)			(1,353)			(1,303)

Net interest income, as reported		$117,734			$117,026			$114,851			$111,569			$115,068

Net interest margin (6)			3.73%			3.68%			3.60%			3.43%			3.57%
Tax equivalent effect			0.05%			0.04%			0.05%			0.04%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.78%			3.72%			3.65%			3.47%			3.61%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.